Press Release #200906                                                                       September 10, 2009

New Oil Well to be Drilled and New Director Appointed

Vancouver, BC—Lexaria Corp. (OTC BB: LXRP) (the "Company" or "Lexaria")

Lexaria Corp announces that it expects to spud a new well in its Belmont Lake oil field on or about September 21, 2009. This well, the PP F-12-4 will target the same oil formation as the Company’s existing two producing oil wells in the field.

If field conditions permit, this well will be drilled and completed as a horizontal well located approximately 330 feet to the North of the existing PP F-12 and PP F-12-3 oil wells. Assuming success, the well should be completed and tested by early October and tied into production lines and tanks not later than November.

Lexaria has a 35.7% interest in the PP F-12-4 well, comprised of a 27.7% perpetual interest plus an 8.0% interest in the well revenue until such time as the well returns 500% of invested capital, at which time the 8.0% interest only, ceases.

Lexaria is also pleased to announce the appointment of Dr. David DeMartini to its Board of Directors. Dr. DeMartini will continue to serve as the Company’s Chief Scientific Advisor.

Dr. DeMartini is a recognized expert in several geophysical fields including seismic "bright spot" data analysis. He held various senior positions at the Shell Bellaire Research Center in Houston Texas from 1980 through 1998. He was inducted to the Offshore Energy Center Hall of Fame as a Technology Pioneer last year and was for several years a member of the Dean's Advisory Council of the College of Mathematical and Physical Sciences at The Ohio State University from which he received a PhD in Physics following his B.S. in Physics cum laude from the University of Notre Dame. Dr. DeMartini is a thorough investigator and prolific author, having contributed to 19 public-domain publications and many more proprietary to Shell.

About Lexaria Corp.

Lexaria Corp. is an oil & gas company active primarily in Mississippi, where it holds between 32% and 60% gross working interests in various gas and oil projects. Lexaria routinely evaluates additional oil & gas projects and corporate opportunities.

Contact:

Chris Bunka, 1-800-287-2885

www.lexariaenergy.com

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements include but are not limited to, that the Company will spud a new well in its Belmont Lake oil field on or about September 21, 2009, that the well, the PPF-12-4 will target the same oil formation as the Company’s existing two producing oil wells in the field, that the well will be drilled and completed as a horizontal well located approximately 330 feet to the North of the existing PPF-12 and PPF-12-3 oil wells, and that, assuming success, the well should be completed and tested by early October and tied into production lines and tanks not later than November.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.